UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☑ Filed by a Party other than the Registrant 
Check the appropriate box:

	Preliminary Proxy Statement
	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

Tesco Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Amendment No. 1 to

Proxy Statement

TESCO CORPORATION
3993 West Sam Houston Parkway North, Suite 100
Houston, Texas, United States 77043

ANNUAL GENERAL AND SPECIAL MEETING
OF SHAREHOLDERS
To Be Held May 4, 2011

Explanatory Note: This Amendment No. 1 to the Proxy Statement of Tesco Corporation (the “Company”), amends only those items of the Proxy Statement originally filed on April 1, 2011 (the “Proxy Statement”) which are contained herein.  All other items of the Proxy Statement are incorporated herein by reference thereto without changes.  This Amendment is filed to revise the first bullet point of the second paragraph of the section of the Proxy Statement entitled “Potential Payments Upon a Change in Control” that was originally set forth on page 27 of the Proxy Statement and to revise the “Severance Payment,” “280G Gross Up Payment” and “Total” columns and footnote 5 of the table included in the section of the Proxy Statement entitled “Potential Payments Upon a Change in Control” which was originally set forth on page 28 of the Proxy Statement.

The first bullet point of the second paragraph of the section of the Proxy Statement entitled “Potential Payments Upon a Change in Control” that was originally set forth on page 27 of the Proxy Statement is amended to read in its entirety as follows:

•
a cash amount equal to two times (three times in the case of Mr. Quintana and one time in the case of Mr. Neidhardt) the employee’s annual cash compensation, which includes base salary and the maximum STIP payable for the year in which the change of control occurred, paid on the basis of a deemed 12 month calendar year participation. In Mr. Quintana’s case, some of this amount may be paid after a waiting period in compliance with Section 409A.

The table included in the section of the Proxy Statement entitled “Potential Payments Upon a Change in Control” which was originally set forth on page 28 of the Proxy Statement is amended to read in its entirety as follows:

If we had experienced a Change of Control as of December 31, 2010, we would have had to pay to the named executive officers the following amounts:

Executive	Change of Control Payment ($)	Value of Accelerated Options ($) (1)	Value of Accelerated Performance Stock Units ($) (2)	Value of Accelerated Restricted Stock Units ($)	18 Mo. COBRA Benefit ($) (3)	280G Gross Up Payment ($) (4)	Total
Julio M. Quintana (5)	4,725,000	1,028,969	1,144,948	1,762,871	26,722	2,246,128	10,934,638
Fernando R. Assing (6)	1,080,000	471,757	--	606,108	26,722	464,656	2,649,243
Jeffrey L. Foster (6)	1,380,000	379,907	435,112	685,492	26,722	773,351	3,680,584
Robert L. Kayl (6)	1,220,000	311,599	336,656	621,448	23,701	584,248	2,997,652
Dietmar J. Neidhardt (6)	441,000	215,277	--	359,936	23,701	0	1,039,914
James A. Lank(6)	962,500	258,049	304,896	451,532	26,722	525,187	2,528,886

(1)
The value of accelerated stock options upon a change of control has been calculated as the difference between the exercise price and the closing price of the shares on December 31, 2010, multiplied by the number of options vesting as a result of the change of control. Options with exercise prices above the market price on that date have not been taken into account.

(2)	The value of accelerated performance stock units upon a change of control has been calculated assuming target performance.

(3)	Each named executive officer is entitled to a lump sum payment equal to the cost of 18 months COBRA coverage.

(4)
In the event of a change of control effective December 31, 2010, it is estimated that the payments under employment agreements with Messrs. Quintana, Kayl, Foster, Assing and Lank would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code.  Under their agreements, the Corporation will pay Messrs. Quintana, Kayl, Foster, Assing and Lank each an additional amount sufficient to cover the excise tax triggered under Section 4999 of the Internal Revenue Code, as well as any applicable federal, state income and employment taxes that may apply to the additional amounts paid.  These amounts are represented by the “280G Gross-Up Amounts” in the table.

(5)
Mr. Quintana would receive change of control payments if he was employed by the Corporation at the time a change of control occurred. The calculations are based on the assumption that the change of control was a "Change of Control Event" within the meaning of Treasury Regulation 1.409A-3(i)(5).

(6)
Messrs. Assing, Foster, Kayl, Neidhardt and Lank would be entitled to change of control payments if their employment were terminated for good reason by the executive or without cause by the Corporation within 12 months of a change of control.

Availability of Reports on Form 10-K and Form 10-K/A

We filed an Annual Report on Form 10-K with the SEC on March 1, 2011 and an Annual Report on Form 10-K/A on May 2, 2011.  Shareholders may obtain a copy of our Annual Report on Form 10-K or our Annual Report on Form 10-K/A, without charge, by writing to our Corporate Secretary at our principal executive offices located at 3993 West Sam Houston Parkway, Suite 100, Houston, Texas 77043.

By order of the Board of Directors,
Dean Ferris
Corporate Secretary
May 2, 2011